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                                                                     Exhibit 5.1


           [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                           May 16, 2000

Mrs. Fields' Holding Company, Inc.
2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121


               Re:  Exchange Offer Offering $55,000,000 Aggregate
                    Principal Amount at Maturity of
                    14% Series B Senior Secured Discount
                    Notes due 2005
                    Mrs. Fields' Holding Company, Inc.
                    Registration Statement on Form S-4
                    -----------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Mrs. Fields' Holding Company, Inc., a Delaware corporation (the "Company"), in connection with the public offering of $55,000,000 aggregate principal amount at maturity of the Company's 14% Series B Senior Secured Discount Notes due 2005 (the "New Senior Notes"). The New Senior Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 14% Series A Senior Secured Discount Notes due 2005 of the Company (the "Old Senior Notes"), and are to be governed by an Indenture dated as of August 24, 1998 (the "Indenture"), by and between the Company and The Bank of New York, as Trustee (the "Trustee").

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").
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Mrs. Fields' Holding Company, Inc.
May 15, 2000
Page 2


          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-67393) relating to the Exchange Offer as filed with the Securi ties and Exchange Commission (the "Commission") on November 17, 1998 under the Act, Amendment No. 1 thereto, filed with the Commission on February 8, 1999, Amendment No. 2 thereto, filed with the Commission on September 14, 1999, Amendment No. 3 thereto, filed with the Commission on November 4, 1999, and Amendment No. 4 thereto, filed with the Commission on February 11, 2000, Amendment No. 5 thereto, filed with the Commission on May 10, 2000, and Amend ment No. 6 thereto, filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), (ii) an executed copy of the Registration Rights Agreement, dated August 24, 1998 (the "Registration Rights Agreement"), by and among the Company, Jefferies & Company, Inc. and BT Alex. Brown Incorporated, (iii) an executed copy of the Indenture, (iv) the Restated Certificate of Incorporation of the Company, as amended to date, (v) the By-Laws of the Company, as amended to date, (vi) certain resolutions adopted by the Board of Directors of the Company (dated August 20, 1998), relating to, among other things, the Exchange Offer, the issuance of the Old Senior Notes and the New Senior Notes, the Indenture and related matters, (vii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement, and (viii) the form of the New Senior Notes included as an exhibit to the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agree ments, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be
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Mrs. Fields' Holding Company, Inc.
May 15, 2000
Page 3


executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company and others.

          Our opinion set forth herein is limited to the corporate law of the State of Delaware and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non opined law on the opinions herein stated.

          Based upon and subject to the foregoing and limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and (ii) the New Senior Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Senior Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the New Senior Notes will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws
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Mrs. Fields' Holding Company, Inc.
May 15, 2000
Page 4

now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          In rendering the foregoing, we have assumed that the execution and delivery by the Company of the New Senior Notes and the Indenture and the performance by the Company of its obligations thereunder do not and will not violate or constitute a default under any agreement or instrument to which the Company or any of its properties is subject (except that we do not make the assumptions set forth in this clause with respect to the Restated Certificate of Incorporation or By-Laws of the Company or to the agreements filed as exhibits to the Registration Statement).

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                         Very truly yours,

                         /s/ Skadden, Arps, Slate, Meagher & Flom LLP